SUPPLEMENT
(To Prospectus Supplement dated March 30, 2006
to Prospectus dated September 26, 2005)

                           $170,483,910 (Approximate)

                     STRUCTURED ASSET SECURITIES CORPORATION

               Mortgage Pass-Through Certificates, Series 2006-3H

      Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated March 30, 2006 (the "Prospectus Supplement"):

      The first paragraph of the definition of Senior Prepayment Percentage on page S-94 of the Prospectus Supplement is hereby amended by replacing clauses
(ii) and (iii) of such paragraph with the following:

      (ii) unless the condition described in (i) above has occurred, if on any Distribution Date before the Distribution Date in April 2009, prior to giving effect to any distributions on such Distribution Date, the Senior Enhancement Percentage calculated in the aggregate for both Mortgage Pools for such Distribution Date is greater than or equal to twice the initial Senior Enhancement Percentage calculated in the aggregate for both Mortgage Pools, then the Senior Prepayment Percentage for each Mortgage Pool for such Distribution Date will equal the related Senior Percentage plus 50% of the related Subordinate Percentage and (iii) unless the condition described in (i) above has occurred, if on the Distribution Date in April 2009 or any Distribution Date thereafter, prior to giving effect to any distributions on such Distribution Date, the Senior Enhancement Percentage calculated in the aggregate for both Mortgage Pools for such Distribution Date is greater than or equal to twice the initial Senior Enhancement Percentage calculated in the aggregate for both Mortgage Pools, then the Senior Prepayment Percentage for each Mortgage Pool for such Distribution Date will equal the related Senior Percentage.

      All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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                  The date of this Supplement is June 21, 2006.